UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2005
AirNet Systems, Inc.
(Exact name of registrant as specified in its charter)

Ohio	001-13025	31-1458309
(State or other jurisdiction of incorporation)	(Commission FileNumber)	(IRS Employer Identification No.)
7250 Star Check Drive, Columbus, Ohio 43217
(Address of principal executive offices) (Zip Code)
(614) 409-4900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets
Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 1, 2005, AirNet Systems, Inc. (the “Company”) received notification from the New York Stock Exchange (“NYSE”) stating that a review of the Company’s current financial condition shows that it is below the recently increased criteria for continued listing. In accordance with the applicable NYSE rules, the Company intends to file a response with the NYSE requesting an extension of time to permit completion of AirNet’s previously-announced marketing process, which was initiated in May 2005 and is being led by Brown Gibbons Lang & Company.
     Based on the NYSE’s review, the Company is not in compliance with the applicable rules from Sections 801 and 802 of the NYSE Listed Company Manual, which may lead to the Company’s common shares being de-listed from the NYSE. Specifically, the Company is “below criteria” because the Company’s total market capitalization is less than $75 million over a 30 trading-day period and its shareholders’ equity is less than $75 million. Beginning August 8, 2005, the NYSE will make available on its consolidated tape an indicator, “.BC,” to reflect the Company is below the NYSE’s quantitative continued listing standards.
     On August 5, 2005, the Company issued a press release regarding the notification from NYSE and stating that the Company plans to ask the NYSE to postpone actions that would lead to de-listing the Company’s common shares for a period of time sufficient to allow the Company to determine the outcome of its marketing process. A copy of the press release is filed herewith as Exhibit 99.1 hereto and is incorporated herein by reference.
Section 9 – Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(a) and (b): Not Applicable
(c) Exhibits: The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	News Release issued by AirNet Systems, Inc. on August 5, 2005
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signature on following page.]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRNET SYSTEMS, INC.
Dated: August 5, 2005	By:	/s/ Gary W. Qualmann

Gary W. Qualmann Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	News Release issued by AirNet Systems, Inc. on August 5, 2005